Exhibit 10.106

Incentive and Recognition Policy

To:	Executive Management
From:	Compensation Committee
Date:	March 10, 2006

Re: 2006 Incentive and Recognition Policy

The Compensation Committee recognizes the significantly improved condition of the Company achieved by this management team over the past 12 months, both in terms of financial health and in terms of prospects for the future. While genuinely appreciated, there remains much more to be achieved. This policy is designed to strongly motivate senior management to achieve goals that, in the judgment of the Compensation Committee, are important to the long-term success of the Company. The intent is to motivate the executive team reach for the best performance and result for the Company and its shareholders.

The six factors that will be considered in determining executive management bonuses are (in no order of importance and in no order of likelihood of success):

1.	Earnings per share for the year
2.	EBITDA for the year (i.e. earnings per share before interest, taxes, depreciation and amortization)
3.	Improved valuation in InfoTech during 2006
4.	Realization of profit from the pending USPS matter
5.	Continued 404 clean opinion
6.	Increased analyst coverage
7.	Audit committee assessment
8.	Thermo Life progress
9.	Improved value in, or valuable sale of, the Company’s investment in Digital Angel
10.	Valuable VeriChip transaction or VeriChip license resulting in significant revenue

The compensation committee recognizes that there may be situations where the long term best interest of the company and its shareholders may be in conflict with the short term achievement of a goal set out in this plan. In those rare situations, it is the clear intention of this committee that the executive team takes the initiative to come to the committee for consideration. It is clear that the primary responsibility of all the executives of the company is to perform their obligations and duties to the company and its shareholders without regard to personal short term gain. Moreover, recognizing that accounting charges occasionally do not reflect operational achievements (such as non-cash charges), such amounts would generally be excluded from calculation (as determined by the compensation committee at the time any bonuses would be calculated).

Summary of Calculation of Bonus

Each officer earns points for meeting or exceeding the goals as set forth in the table below. The points assigned reflect the seniority of the officer as well as the anticipated involvement of that officer in effecting the goal.

Executive Management: Scott Silverman, Michael Krawitz and Evan McKeown

	Silverman	Krawitz	McKeown
Positive EPS (for the year)	5	3	3
Positive EBITDA (for the year)	4	1	2
InfoTech Valuation (20% of points listed for each 20% increase in stock price from 12/31/05)	4	1
Postal Service (10% of points for each $500K of recovery)	3	2
404 clean opinion and audit clean opinion	1	0.5	1
Audit Committee discretion		0	3
Analyst coverage (50% of points for coverage by new, credible analyst, additional 50% for second or more)	2	0	1
Thermo Life significant technological development (50% of points), revenue (10% of points for each $100K of revenue)	2
DA transaction: EITHER a transaction that yields $[omitted for confidentiality] to Applied Digital OR improve stock price; if the latter, then 20% of points for each $[omitted for confidentiality in increased stock price	5	3	1
(A) VeriChip IPO (raise of $[omitted for confidentiality]) or similar transaction, VeriChip sale or other VeriChip significant transaction (e.g. merger) OR (B) 50% of points for major license that on its own accounts for $[omitted for confidentiality] in cash in 2005; 50% of points for >$[omitted for confidentiality] over 5 years in contracted commitments with reputable company)	5	3.5	1

Point Value = $50,000

Notes:
No officer can earn more than 100% of points listed for that item
EPS and EBITDA are determined after giving effect to any bonuses (i.e. EPS will only be considered positive if, after payment of any bonuses or expected payment of bonuses, EPS is positive).
DA and InfoTech values are determined by the Compensation Committee based on the ten trading days preceding 12/31/05 and the ten trading days preceding the date the bonus is determined, with any adjustments the compensation committee reasonably deems appropriate.

Senior Management: Lorraine Breece

National Market listing	3
Analyst coverage (50% of points for coverage by new, credible analyst, additional 50% for second or more)	4
404 - No material weakness	3
Implement 404 procedures	2
Timely SEC filings	4
Improve quality of filings	2
Audit committee determination - discretionary	10
Acquisitions: 100% if any acquisitions	3
DA transaction: a transaction that yields $[omitted for confidentiality] to Applied Digital	4
VeriChip S-1 ready for effectiveness early (50% of points by [omitted for confidentiality], other 50% by [omitted for confidentiality])	10
VeriChip IPO or similar going public transaction	12

Point Value = $3,000

NOTES:
Bonus may be increased or decreased by 20% for other factors, as determined by executive management
Bonus may be increased or decreased by 20% for overall financial performance
No officer can earn more than 100% of points listed for that item

To the extent of any ambiguity or need for interpretation, the Compensation Committee shall have authority, in its sole discretion, to make final determinations. This incentive plan does not create a contract of employment or otherwise bind the Company to employ the named officer. If the officer is terminated for cause or resigns (without good cause) prior to the payment of any bonus, then no portion of the bonus shall be payable without the consent of the Compensation Committee which it may exercise in its sole discretion. If the named executive is terminated not for cause (or terminates employment with good reason), the Compensation Committee will make a pro rata adjustment based on the percentage of the goal achieved before the departure.